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Exhibit 5

                [Werner & Blank Co., L.P.A. Letterhead]

August 23, 1996





Board of Directors
National City Bancshares, Inc.
227 Main Street
Evansville, IN  47705

Ladies and Gentlemen:

We are special counsel to National City Bancshares, Inc. Evansville, Indiana, ("NCBE"). In that capacity, we have reviewed the Registration Statement on Form S-8 (the "Registration Statement") dated as of the date of this opinion and to be filed by NCBE with the Securities and Exchange Commission with respect to offers and sales by NCBE of up to 609,000 shares of NCBE common stock, without par value (the "NCBE Common Stock").

We have examined the Articles of Incorporation of NCBE, as amended, the Bylaws of NCBE, as amended and such other documents, corporate records and instruments as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the forgoing, we are of the opinion that any share of Common Stock reserved for issuance under the Plan will, when issued in accordance with the terms of the Plan be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit thereto.

Werner & Blank, Co. LPA
/s/  Werner & Blank Co. LPA


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